NZ 233/96
                                                                      N  267/96

                                   COUNTERPART
                                  NOTARIAL DEED

prepared on 27 November 1996 (the twenty-seventh of June nineteen hundred ninety-six) by myself, JUDr. Iva Filipova, a Notary Public for Prague, with my seat at Praha 1, Vaclavske namesti 56.

A party known personally to me, and according to her declaration capable of legal acts:

JUDr. Andrea Bednarikova, birth certificate number: 675514/0656, residing at Prague 5, Ovci hajek 2161.

JUDr. Andrea Bednarikova declares that she is authorized to act on behalf of the company BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. with its registered office at 1017 Amsterdam, Leidseplein 29, Holland (its former seat was at 3521 CB Utrecht, Croeselaan 18, Holland), the founder and sole participant of POWER International, spol. s.r.o. with its seat at Prague 1, Maiselova 15, ICO:
40612490, registered at the Commercial Register at the Regional Commercial Court of Prague, Section C, File No. 2064.

The Power of Attorney, which was granted to JUDr. Andrea Bednarikova by the director of this company, Intra Beheer B.V., with its seat at 1017 PS Amsterdam, Leidseplein 29, Holland, represented by its directors - G. Loss and F. De Hosson, on 13 November 1996, shall be enclosed to the Notarial Deed.

JUDr. Andrea Bednarikova asked me to certify
         The Minutes of the General Meeting of POWER International, s.r.o.

Pursuant to sec. 132 of the Commercial Code, the powers of the General Meeting shall be carried out by the sole participant and founder - BEHEER-EN
BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V., with its seat at 1017 PS Amsterdam, Leidseplein 29, Holland (its former seat was at 3521 CB Ultrech, Croeselaan 18, Holland) represented by JUDr. Andrea Bednarikova vested by a power of attorney on 13 November 1996.

JUDr. Andrea Bednarikova stated that the sole participant did not insist on observing the period prescribed by law for notifying the date of the general meeting.

Due to the fact that the general meeting is attended only by the sole participant (or that the powers of the general meeting are carried out only by the sole participant), the bodies of the general meeting shall not be elected.

The following agenda for the general meeting has been designated:
-   the increase of the company's registered capital
-   amendments to the Deed of Foundation

The following has been stated:

The registered capital of POWER International, s.r.o. in the amount of 100,000 CZK has been fully paid up.

On 24 June 1996, the extraordinary General Meeting of the company POWER International, spol. s.r.o., which was convened and attended by a representative of the sole participant BEHEER-EN BELEGGINGSNIAATSCHAPPIJ BRUWABEL B.V., resolved that the company's registered capital would be increased from the original amount of 100,000 CZK (in words: one hundred thousand Czech Crowns) to 59,986,972 CZK (fifty-nine million nine hundred eighty-six thousand nine hundred seventy-two Czech Crowns). The company's registered capital was increased by a nonmonetary contribution of 59,886,972 (fifty-nine million eight hundred eighty-six thousand nine hundred seventy-two Czech Crowns). The nonmonetary contribution shall effect the forgiveness of certain debts (totally 59,886,972
CZK) owed by POWER International, spol. s.r.o. to BEHEER-EN BELEGGINGSNIAATSCHAPPIJ BRUWABEL B.V.

On 24 June 1996, POWER International, spol. s.r.o. concluded with BEHEER-EN BELEGGINGSNAATSCHAPPIJ BRUWABEL B.V. the Debt for Equity Agreement obliging BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. to take over all obligations regarding the nonmonetary contribution to the Registered Capital.

On 22 November 1996, the amendment to the aforementioned agreement, which concerned a change of the amount stated in the agreement of 24 June 1996 from the amount of 59,986,972 CZK to the amount of 59,986,000 CZK. The nonmonetary contribution was appraised by an expert opinion from the court-sworm expert Ing. Milan Vodicka on 18 June 1996.

Afterwards, the general meeting adopted the following resolution:

1) It has been resolved that the company's registered capital will be increased from the original amount of 100,000 CZK (in words: one hundred thousand Czech Crowns) to 59,986,972 CZK (fifty-nine million nine hundred eighty-six thousand nine hundred seventy-two Czech Crowns). It has been resolved that the increase of the registered capital will be carried out upon a nonmonetary contribution of 59,886,972 CZK (fifty-nine million eight hundred and eighty six thousand nine hundred and seventy two Czech Crowns) so that certain debts owed by POWER International, spol. s.r.o. to BEBEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. will be forgiven by the aforementioned company. Pursuant to sec. 109 (2) of the Commercial Code, the debts have been rounded down to the amount of 59,886,000 CZK.

On 24 June 1996, POWER International, spol. s.r.o. concluded with BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. the Debt for Equity Agreement obliging BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. to take over all obligations regarding the non-monetary contribution to the Registered Capital.

On 22 November 1996, the amendment to the aforementioned agreement, which concerned a change of the amount stated in the agreement of 24 June 1996 from the amount of 59,986,972 CZK to the amount of 59,986,000 CZK. The nonmonetary contribution was appraised by an expert opinion from the court-sworn expert Ing. Milan Vodicka on 18 June 1996.


2) In accordance with the aforementioned means of effecting the increase of the registered capital of POWER International, s.r.o., the following amended version of the "Fifth" article of the Deed of Foundation of POWER International, s.r.o. of 8 May 1991 has been adopted:

The company's registered capital in the amount of 59,986,000 CZK (in words: fifty-nine million nine hundred eighty-six thousand Czech Crowns) includes a monetary contribution of 100,000 CZK (in words: one hundred thousand Czech Crowns) and a nonmonetary contribution of 59,886,000 CZK (in words: fifty-nine million eight hundred eighty-six thousand Czech Crowns).

The nonmonetary contribution shall be effected by forgiving certain debts (in the total rounded amount of 59,886,000 CZK) owed by POWER International, spol. s.r.o. to BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. On 24 June 1996, POWER International, spol. s.r.o. concluded with BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. the Debt for Equity Agreement obliging BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V. to take over all obligations regarding the nonmonetary contribution to the Registered Capital.

On 22 November 1996, the amendment to the aforementioned agreement, which concerned a change of the amount stated in the agreement of 24 June 1996 from the amount of 59,986,972 CZK to the amount of 59,986,000 CZK. The nonmonetary contribution was appraised by an expert opinion from the court-sworn expert Ing. Milan Vodicka on 18 June 1996.

The sum of the above mentioned capital contributions creates a one hundred percent participation interest of the participant of the company.


Other resolutions have not been adopted.


Three copies of this document were handed over to JUDr.  Andrea Bednarikova.

The Notarial Deed has been drawn, read and fully approved and finally signed by the party. Then I, the state notary, signed this document and provided it with an official stamp.


Andrea Bednarikova, v.r.,
representing BEHEER-EN BELEGGINGSMAATSCHAPPIJ BRUWABEL B.V.

L.S.
Iva Filipova v.r.